UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 4, 2008 – (March 31, 2008)

Date of Report – (Date of earliest event reported)

CHEM RX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51518	20-2938469
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Park Place

Long Beach, NY 11561

(Address of principal executive office, including zip code)

(516) 889-8770

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Amendment of Agreements Governing Principal Credit Facilities

Effective March 31, 2008, Chem Rx Corporation, a Delaware corporation (the “Company”), amended the agreements governing the Company’s two principal credit facilities. The two agreements, which were entered into in conjunction with the Company’s initial business combination on October 26, 2007, are as follows:

(i) First Lien Credit and Guaranty Agreement, dated as of October 26, 2007 (the “First Lien Credit Agreement”), between the Company, certain subsidiaries of the Company, various lenders, CIBC World Markets Corp., as sole lead arranger and sole book runner, and Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent and Collateral Agent; and

(ii) Second Lien Credit and Guaranty Agreement, dated as of October 26, 2007 (the “Second Lien Credit Agreement”), between the Company, certain subsidiaries of the Company, various lenders, CIBC World Markets Corp., as sole lead arranger and sole book runner, and Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent and Collateral Agent.

Amendment of First Lien Credit and Guaranty Agreement. Under the First Lien Credit and Guaranty Agreement, the Company pays interest on loans thereunder at a rate equal to an applicable margin over a base rate that depends on (i) whether the applicable loan bears interest at a non-Eurodollar rate (i.e., the greater of prime rate or one-half of one percent over the Fed Funds rate) or at a Eurodollar rate (i.e., a rate determined by reference to rates available in the London interbank market for deposits of similar amounts). The amount of the applicable margin depends on the Company’s leverage ratio (as defined) in effect from time to time. Prior to the amendment, the applicable margin ranged from 2.5% to 3.0% for non-Eurodollar loans and 3.5% to 4.0% for Eurodollar loans. As a result of the amendment, the applicable margin now ranges from 3.0% to 3.5% for non-Eurodollar loans to 4.0% to 4.5% for Eurodollar loans.

In addition, the amendment to the First Lien Credit and Guaranty Agreement amended the definition of the term “Consolidated Adjusted EBITDA” thereunder. This term is applicable to two financial covenants under this agreement, one requiring the maintenance of certain “Fixed Charge Coverage Ratios” and another requiring the maintenance of certain “Total Leverage Ratios.” In the original definition of “Consolidated Adjusted EBITDA” an amount of certain employee bonuses equal to $5,350,000, which were paid in conjunction with the October 26, 2007 business combination, was to be excluded from the calculation of “Consolidated Adjusted EBITDA.” Because we believe the full amount of employee bonuses we paid in conjunction with the October 26, 2007 business combination, a total of $11,000,000, was intended to be excluded from such calculation, we requested that our lenders correct the definition of “Consolidated Adjusted EBITDA” to provide that the entire $11,000,000 of employee bonuses would be excluded from this calculation. Accordingly, after the amendment, the definition of “Consolidated Adjusted EBITDA” provides that the entire $11,000,000 of employee bonuses paid in conjunction with the October 26, 2007 business combination is excluded from such calculation, effective as of the original date of the First Lien Credit and Guaranty Agreement.

Finally, the Company paid an amendment fee of 0.25% of the outstanding amount of the loans under the First Lien Credit and Guaranty Agreement.

Amendment of Second Lien Credit and Guaranty Agreement. Under the Second Lien Credit and Guaranty Agreement, prior to the amendment, the Company paid interest on loans thereunder at a rate equal to an applicable margin over a base rate that depended on (i) whether the applicable loan bears interest at a non-Eurodollar rate (i.e., the greater of prime rate or one-half of one percent over the Fed Funds rate) or at a Eurodollar rate (i.e., a rate determined by reference to rates available in the London interbank market for deposits of similar amounts). The applicable margin was 7.0% for non-Eurodollar loans and 8.0% for Eurodollar loans. As a result of the amendment, for interest amounts determined after March 28, 2008, the interest rate will be (i) for non-Eurodollar loans, the greater of the rate as determined above for non-Eurodollar loans, and 14.25%, and, (ii) for Eurodollar loans, the greater of the rate as determined above for Eurodollar loans, and 13.25%.

In addition, the amendment to the Second Lien Credit and Guaranty Agreement amended the definition of the term “Consolidated Adjusted EBITDA” thereunder. This term is applicable to one financial covenant under this agreement, one requiring the maintenance of certain “Total Leverage Ratios.” In the original definition of “Consolidated Adjusted EBITDA” an amount of certain employee bonuses equal to $5,350,000, which were paid in conjunction with the October 26, 2007 business combination, was to be excluded from the calculation of “Consolidated Adjusted EBITDA.” Because we believe the full amount of employee bonuses we paid in conjunction with the October 26, 2007 business combination, a total of $11,000,000, was intended to be excluded from such calculation, we requested that our lenders correct the definition of “Consolidated Adjusted EBITDA” to provide that the entire $11,000,000 of employee bonuses would be excluded from this calculation. Accordingly, after the amendment, the definition of “Consolidated Adjusted EBITDA” provides that the entire $11,000,000 of employee bonuses paid in conjunction with the October 26, 2007 business combination is excluded from such calculation, effective as of the original date of the First Lien Credit and Guaranty Agreement.

Item 9.01: Financial Statements and Exhibits.

(d)	Exhibits.

Exhibits	Descriptions

10.24	First Amendment dated as of March 28, 2008 to First Lien Credit and Guaranty Agreement

10.25	First Amendment dated as of March 28, 2008 to Second Lien Credit and Guaranty Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEM RX CORPORATION

Dated: April 4, 2008	By:	/s/ Jerry Silva
Name: Jerry Silva
Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibits	Descriptions

10.24	First Amendment dated as of March 28, 2008 to First Lien Credit and Guaranty Agreement

10.25	First Amendment dated as of March 28, 2008 to Second Credit and Guaranty Lien Agreement